As filed with the Securities and Exchange Commission on November 12, 2021

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENOVACOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-3169838
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

P.O. Box 8142

Greenwich, Connecticut 06836

(610) 424-2650

(Address, including zip code, of Principal Executive Offices)

RENOVACOR, INC. 2021 OMNIBUS INCENTIVE PLAN

RENOVACOR, INC. 2018 STOCK OPTION AND GRANT PLAN

(Full title of the plan)

Copies to:
Magdalene Cook, M.D. President and Chief Executive Officer Renovacor, Inc. P.O. Box 8142 Greenwich, Connecticut 06836 (610) 424-2650	Rachael M. Bushey, Esq. Kristen O’Connor, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 (215) 981-4331
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Omnibus Incentive Plan	1,191,666 (2)	$8.14 (5)	$9,700,161.24	$899.21
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Omnibus Incentive Plan	1,037,741 (3)	$7.79 (6)	$8,084,002.39	$749.39
Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2018 Stock Option and Grant Plan	194,926 (4)	$5.66 (7)	$1,103,281.16	$102.28
Total	2,424,333		$18,887,444.79	$1,750.88

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Renovacor, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Represents (i) 1,119,120 shares of Common Stock reserved for future issuance under the Renovacor, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”), and (ii) an additional 72,546 shares of Common Stock reserved for future issuance under the 2021 Plan to be used solely and exclusively for the grant of restricted stock units pursuant to the earnout provisions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021, by and among the Company, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of the Company, and Renovacor Holdings, Inc., formerly known as Renovacor, Inc. (defined as “Earnout RSUs” under the 2021 Plan). The 2021 Plan provides that an additional number of shares of Common Stock will automatically be added to the shares of Common Stock authorized for issuance under the 2021 Plan on January 1 of each year. The number of shares of Common Stock added each year will be equal to (i) 4% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser amount as determined by the Company’s Board of Directors. In addition, the share pool for the 2021 Plan will be increased for any shares of Common Stock underlying any Exchanged Company Options (as defined in the Merger Agreement) with respect to outstanding option awards granted under the Renovacor, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”) that, following the effective date of the 2021 Plan, expire, or are terminated, surrendered or forfeited for any reason without issuance of such shares.

(3)	Represents 1,037,741 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2021 Plan.

(4)	Represents 194,926 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2018 Plan.

(5)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2021 Plan is based upon the average of the high and low prices of the Common Stock on November 8, 2021.

(6)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2021 Plan.

(7)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the 2021 Plan and participants in the 2018 Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a)

the Company’s prospectus, including all amendments and exhibits thereto, relating to the Registration Statement on Form S-1 (File No. 333-260299) which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed (as filed with the Commission on October 15, 2021);

b)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (as filed with the Commission on March 4, 2021);

c)

the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 (as filed with the Commission on May  25, 2021) and June 30, 2021 (as filed with the Commission on August 17, 2021);

d)

the Company’s Current Reports on Form 8-K filed with the Commission on March  23, 2021, September  2, 2021, September  9, 2021 and November 2, 2021 (other than information furnished rather than filed); and

e)

the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 23, 2020 (File No. 001-39271), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished under Item 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been the Company’s director, officer, employee or agent. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VII of the Company’s certificate of incorporation provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the DGCL. The Company has also entered into indemnification agreements with each of its current directors, executive officers and certain other employees to provide these directors, executive officers and other employees additional contractual assurances regarding the scope of the indemnification set forth in the Company’s certificate of incorporation and to provide additional procedural protections. These indemnification agreements generally require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising actions in which such person did not act in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. These indemnification agreements also generally require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. There is no pending litigation or proceeding involving any of the Company’s directors or executive officers for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 9, 2021).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 9, 2021).

4.3	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 9, 2021).

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.

23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1	Renovacor, Inc. 2021 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 9, 2021).

99.2*	Renovacor, Inc. 2018 Stock Option and Grant Plan.

99.3*	Amendment 2019-1 to Renovacor, Inc. 2018 Stock Option and Grant Plan, dated as of August 12, 2019.

99.4	Form of Option Award Agreement (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 9, 2021).

*	Filed herewith

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on November 12, 2021.

RENOVACOR, INC.

By:	/s/ Magdalene Cook, M.D.
Magdalene Cook, M.D.
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Magdalene Cook, M.D. and Wendy DiCicco, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Magdalene Cook, M.D. Magdalene Cook, M.D.	Chief Executive Officer, President and Chairperson of the Board (Principal Executive Officer)	November 12, 2021

/s/ Wendy DiCicco Wendy DiCicco	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2021

/s/ Gbola Amusa, M.D. Gbola Amusa, M.D.	Director	November 12, 2021

/s/ Edward J. Benz, Jr., M.D. Edward J. Benz, Jr., M.D.	Director	November 12, 2021

/s/ Gregory F. Covino Gregory F. Covino	Director	November 12, 2021

/s/ Jonas Grossman Jonas Grossman	Director	November 12, 2021

/s/ Joan Lau, Ph.D. Joan Lau, Ph.D.	Director	November 12, 2021

/s/ Thomas Needham	Director	November 12, 2021
Thomas Needham